Exhibit 2.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

Pioneer Drilling Company

As independent auditors, we hereby consent to the inclusion of our report dated October 20, 2004 on the financial statements of Wolverine Drilling, Inc. as of the year ended December 31, 2003 in this current Report on Form 8-K of Pioneer Drilling Company.

As independent accountants, we hereby consent to the inclusion of our report dated January 13, 2005 on the financial statements, of Wolverine Drilling, Inc. as of the nine months ended September 30, 2004 in this current report on form 8-K of Pioneer Drilling Company.

BRADY, MARTZ AND ASSOCIATES, P.C.

January 13, 2005